Mail Stop 3561

April 6, 2006


Via U.S. Mail

Mr. Michael A. Morache
President and Chief Executive Officer
Plato Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437


	RE:	Plato Learning, Inc.
		Form 10-K for the fiscal year ended October 31, 2005
		Filed January 17, 2006
		Form 8-K filed December 13, 2005
		File No. 000-20842

Dear Mr. Morache:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief

Mr. Michael Morache
Plato Learning, Inc.
February 27, 2006
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